UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

DIODES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	002-25577	95-2039518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4949 Hedgcoxe Road, Suite 200, Plano, TX		75024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 987-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.66 2/3	DIOD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging growth company  ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On October 28, 2019, Diodes Incorporated (“Diodes”) issued a press release announcing that Lite-On Semiconductor Corporation (“LSC”), a Taiwan-based supplier of “green” power-related discrete and analog semiconductor devices, held a Special Meeting of Shareholders on October 25, 2019 during which the proposed acquisition by Diodes and the associated Share Swap Agreement (“Agreement”) were approved.

LSC entered into an Agreement with Diodes under which Diodes, through an indirect 100% owned subsidiary established in Taiwan, will conduct a share swap transaction. At the effective date of the transaction, each issued and outstanding share of LSC stock will be converted into the right to receive TWD 42.50 in cash, or approximately $1.39 USD, as of October 28, 2019 without interest. The aggregate consideration of the transaction will be approximately $435 million.  The transaction is subject to customary closing conditions and regulatory approvals.  It is expected to close in April 2020.  Diodes expects to fund the purchase price of the acquisition primarily with proceeds from a new financing arrangement co-led by Bank of America, PNC Bank and Wells Fargo Securities.

A copy of the press release is attached as Exhibit 99.1 to the report.

The press release provided in Exhibit 99.1, contains forward looking statements that are intended to be within the safe harbor provided by the Private Securities Litigation Reform Act of 1995.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 28, 2019
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2019	DIODES INCORPORATED

	By	/s/ Brett R. Whitmire
Brett R. Whitmire
Chief Financial Officer